EXHIBIT 99.1

Contact:	Jeffrey M. O’Connell	PR Newswire Released 3:30 p.m. EDT
Phone:	(770) 645-4800

BWAY CORPORATION

FINALIZES PLASTIC PACKAGING ACQUISITION

Atlanta, GA, July 7, 2004 – BWAY Corporation announced today that it has finalized the acquisition of North America Packaging Corporation (“NAMPAC”), and that it has closed on a new credit facility.

NAMPAC, headquartered in Raleigh, NC, is the leading North American producer of general line rigid plastic containers including injection-molded plastic pails and blow-molded tighthead containers, bottles and drums. NAMPAC has ten facilities providing national coverage to market leading customers with net sales in 2003 of $220 million.

The acquisition was funded with a combination of bank debt and a $30 million equity contribution from the Company’s primary equity partner, Kelso & Company, along with BWAY senior management. In connection with the acquisition, the Company has entered into a new credit agreement led by Deutsche Bank and JPMorgan Chase Bank acting as joint lead arrangers. The new loan facility includes a $225 million term loan and a $30 million revolver (zero balance at closing). In addition to consideration for the acquisition, proceeds from the new bank loan facility were used to repay borrowings and terminate the Company’s $90 million credit agreement.

BWAY Corporation is a leading manufacturer of steel and plastic containers for the general line category of the North American container industry.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include, without limitation, competitive risks from substitute products and other steel and plastic container manufacturers, termination of the Company’s customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in raw material costs or availability, labor unrest, catastrophic loss of one of the Company’s manufacturing facilities, environmental exposures, failures in the Company’s computer systems, unanticipated expenses, delays in implementing cost reduction initiatives, potential equipment malfunctions and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.